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Contacts:
For investors:	Robert C. Weiner	For media:	Brian C. Kosoy
	Vice President, Investor Relations		Public Relations
	904-332-3287		904-332-4175

PSS WORLD MEDICAL ANNOUNCES EXERCISE OF

OVER-ALLOTMENT OPTION FOR CONVERTIBLE NOTES

Jacksonville, Florida (August 8, 2008) – PSS World Medical, Inc. (NASDAQ GS: PSSI) announced today that the initial purchaser of its offering of $200 million in principal amount of 3.125% Senior Convertible Notes due 2014 has exercised its over-allotment option in full. As a result of the exercise of the over-allotment option, the aggregate principal amount of the notes is $230 million. The over-allotment private placement closed on August 8, 2008.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The securities and the shares of the Company’s common stock that would be issued upon conversion or exercise of the securities will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

PSS World Medical is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, the Company has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

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